Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Core Scientific, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	14,891,667(2)	$9.00(5)	$134,025,003.00	0.0000927	$12,424.12(5)

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	230,923,357(3)	$6.98(6)	$1,611,845,031.86	0.0000927	$149,418.04(6)

Fees to Be Paid	Equity	Warrants to purchase shares of common stock	457(i)	9,466,973(4)	—	—	—	—(7)

	Total Offering Amounts					$1,745,870,034.86		$161,842.16

	Total Fees Previously Paid							$167,747.78

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act.

(2)

Consists of (i) 6,266,667 shares of common stock issuable upon the exercise of warrants issued to the XPDI Sponsor LLC and certain funds and accounts managed by subsidiaries of BlackRock, Inc. in a private placement (the “Private Placement Warrants”) and (ii) 8,625,000 shares of common stock issuable upon the exercise of warrants included in the publicly sold units (the “Public Warrants”) to purchase common stock, in each case at an exercise price of $11.50 per share.

(3)

Consists of (i) 8,625,000 Founder Shares issued in a private placement in connection with the initial public offering of XPDI, (ii) up to 6,266,667 shares of common stock issuable upon exercise of the Private Placement Warrants, (iii) up to 135,138,675 shares of common stock (including shares issuable upon the exercise of convertible securities) held by certain affiliates of our company and (iv) up to 80,893,015 shares of common stock issuable upon conversion of certain Convertible Notes.

(4)

Consists of (i) 6,266,667 Private Placement Warrants and (ii) 3,200,306 warrants (the “Legacy Core Warrants”) initially issued by Core Scientific Holding Co. that are held by certain affiliates of the Registrant.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock on February 3, 2022, as reported on the Nasdaq Stock Market (such date being within five business days of the filing of the initial registration statement).

(6)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock on April 21, 2022, as reported on the Nasdaq Stock Market.

(7)

In accordance with Rule 457(i), the entire registration fee for the Private Placement Warrants and the Legacy Core Warrants is allocated to the shares of common stock underlying such warrants, and no separate fee is payable for such warrants.